UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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NATURE’S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

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NATURE’S SUNSHINE PRODUCTS, INC.
2500 West Executive Parkway, Suite 100
Lehi, UT 84043

April 14, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders, which will be held at our principal executive offices, located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Tuesday, May 31, 2016, at 10:00 a.m. Mountain Daylight Time.

The matters to be acted upon at the 2016 Annual Meeting, are described in the accompanying notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.

Sincerely,

/s/ GREGORY L. PROBERT
Gregory L. Probert
Chairman and Chief Executive Officer

NATURE’S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 31, 2016

To the Shareholders of Nature’s Sunshine Products, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”), of Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”), will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Tuesday, May 31, 2016, at 10:00 a.m. Mountain Daylight Time, for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1.                                     To elect nine directors to the Company's Board of Directors (the “Board” or the “Board of Directors”). The nine directors are: Li Dongjiu, Albert R. Dowden, Kristine F. Hughes, Robert B. Mercer, Gregory L. Probert, Mary Beth Springer, Rebecca L. Steinfort, J. Christopher Teets and Jeffrey D. Watkins. All nine candidates are current directors of the Company;

2.                                      To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.                                      To ratify the Company's Third Amended and Restated Bylaws;

4.	To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers; and

5.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on April 8, 2016, as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend, and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the sections entitled “If I am a shareholder of record of Common Stock, how do I vote?” and “If I am a beneficial owner of shares held in street name, how do I vote?” beginning on page 2 of the accompanying proxy statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

Lehi, Utah	/s/ RICHARD D. STRULSON
April 14, 2016	Richard D. Strulson
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2016

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
https://www.naturessunshine.com/us/company/c1/proxy-materials

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR
2016 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Nature’s Sunshine Products, Inc., a Utah corporation, for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Tuesday, May 31, 2016, and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We anticipate mailing the proxy solicitation materials beginning on or before April 21, 2016, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”), and Annual Report for the year ended December 31, 2015 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals, which are summarized in the preceding notice and described in more detail beginning on page 6 of this proxy statement:

•	To elect nine directors of the Company’s Board of Directors (the “Board”) (Proposal One);

•	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal Two);

•	To ratify the Company's Third Amended and Restated Bylaws (Proposal Three);

•	To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Four); and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

Our Board recommends that you vote your shares:

•	FOR each of the nine director nominees to the Board (Proposal One);

•	FOR the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal Two);

•	FOR the ratification of the Company's Third Amended and Restated Bylaws (Proposal Three); and

•	FOR the advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers (Proposal Four).

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are currently located at 2500 West Executive Parkway, Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 8, 2016 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 18,718,910 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

How many votes do I have?

All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions. Please complete and return the voting instruction card in the prepaid postage envelope provided. Please also check with your record holder to see if you are eligible to vote your shares over the internet or by telephone.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. There were 18,718,910 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,359,455 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not provide the record holder with specific voting instructions, the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of Directors), Proposal Three (ratification of Bylaws) and Proposal Four (advisory vote on executive compensation) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each item?

Approval of Proposal One: directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, the nine nominees receiving the highest number of votes cast will be elected as directors. Abstentions will have no effect on the outcome of the election of candidates for director. Broker non-votes will have no effect on Proposal One. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Approval of Proposal Two, ratification of independent registered public accounting firm, requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstention will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

Approval of Proposal Three, ratification of the Company's Third Amended and Restated Bylaws (the "Third Restated Bylaws"), requires the votes cast in favor of such proposal to exceed the votes cast against such proposal. If Proposal Three is approved, the Third Restated Bylaws will continue in effect. However, if Proposal Three is not approved, the Company's Third Restated Bylaws will be revoked.

Approval of Proposal Four, an advisory resolution on the compensation of the named executive officers, requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Although Proposal Four is only advisory and the outcome of the votes is not binding on the Company and the Board of Directors, the Company and the Board of Directors will consider the outcome when setting compensation for the named executive officers. Abstention and broker non-votes will have no effect on the outcome of Proposal Four.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you submit your proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you do not specify how the shares represented thereby are to be voted, your broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One, Three and Four). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

How and when may I submit a shareholder proposal for the 2017 Annual Meeting of Shareholders?

In the event that a shareholder wishes to submit a proposal to be considered for presentation at the 2017 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than December 16, 2016. If the 2017 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 31, 2017, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

If a shareholder wishes to present a proposal at our 2017 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2017 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”), for the Annual Meeting determined in accordance with our Third Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than April 1, 2017, and no earlier than March 2, 2017, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

However, if we determine to change the date of the 2017 Annual Meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 31, 2017, shareholder proposals intended for presentation at the 2017 Annual Meeting, but not intended to be included in our proxy statement relating to the 2017 Annual Meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such Annual Meeting and no later than the (i) sixtieth (60th) day prior to such Annual Meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the Annual Meeting is made by the Company, whichever occurs later (the “Alternate Date”). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2017 Annual Meeting. All shareholder proposals must comply with the requirements of our Bylaws.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

Directors are elected at the Company's annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess. Accordingly, the Board and the Governance Committee consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Nominees to Serve as Directors

The current members of the Board of Directors, who are nominees for election to the Board, are as follows:

Name	Age	Position	Director Since
Li Dongjiu	51	Director	2014
Albert R. Dowden	74	Director	2009
Kristine F. Hughes	77	Director, Vice Chairperson	1980
Robert B. Mercer	64	Director	2010
Gregory L. Probert	59	Director, Chairman and Chief Executive Officer	2011
Mary Beth Springer	51	Director, Lead Independent Director	2013
Rebecca L. Steinfort	46	Director	2015
J. Christopher Teets*	43	Director	2015
Jeffrey D. Watkins	54	Director	2009
* Mr. Teets was appointed by the Board of Directors as a Director of the Company to fill a vacancy effective December 22, 2015.

No family relationship exists among any of our director nominees or executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Except as described below, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the past 10 years.

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

Li Dongjiu. Mr. Li has served as the Senior Vice President and Chairman of the Pharmaceutical Commerce and Consumption Management Committee of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) since 2009. From 1987 to 2009, Mr. Li held various senior level positions at North China Pharmaceutical Co. Ltd. Mr. Li has served as a Director of Sinopharm Holding Limited, Commissioner for the UN Commission for Life-saving commodities for Women and Children, and Vice President of the China Nonprescription Medicines Association (CNMA), and Vice President of the China Association of Pharmaceutical Commerce (CAPC).  Mr. Li has a Ph.D and a Masters degree from Wuhan Transportation Technology University, an M.B.A. from China Europe International Business School (CEIBS), a Masters of Arts degree from

The Flinders University of South Australia & Nankai University, and a B.Sc. from Dalian Engineering and Technology University. The Governance Committee believes Mr. Li's extensive pharmaceutical and international experience enhances the Board’s knowledge and skill in key areas. Mr. Li is being nominated by the Company pursuant to an agreement between the Company and Shanghai Fosun Pharma related to their Chinese joint venture.

Albert R. Dowden. Mr. Dowden serves as a Director of the Invesco mutual funds and previously served as a Director of various Reich & Tang mutual funds, Homeowners of America Holding Corporation and Homeowners of America Insurance, The Hertz Corporation, Volvo Group North America, Inc., Magellan Insurance Company, Genmar, National Media Corp. and CompuDyne Corp. Prior to these director positions, Mr. Dowden was a founder and Managing Director of The Boss Group, a Houston based private investment and management firm, until 2012. Mr. Dowden held various positions at Volvo Group North America, Inc. and AB Volvo from 1974 to 1998, including President and Chief Executive Officer of Volvo Group North America, Inc., Senior Vice President of AB Volvo, and General Counsel of AB Volvo’s North American operations. Prior to joining Volvo in 1974, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden received his J.D. from New York University School of Law in 1966 and his B.A. from Middlebury College in 1963. The Governance Committee nominated Mr. Dowden to the Board because of its believe that Mr. Dowden's extensive operational, legal and corporate governance experience involving consumer-oriented public companies would enhance the Board’s knowledge and skill in key areas.

Kristine F. Hughes. Ms. Hughes has served as the Vice Chairperson of our Board of Directors since January 2013, and previously served as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a director emeritus. The Governance Committee nominated Ms. Hughes to the Board because of its belief that her extensive experience as a co-founder, senior officer and member of the Board provides her with industry-specific management and governance knowledge and skills that strengthen the Board’s collective qualifications, skills and experience.

Robert B. Mercer. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from 2007 to 2009, as Vice President, General Counsel and Secretary for Mazda North America from 2002 until 2007 and as Senior Vice President, Government and Industry Relations, and General Counsel and Secretary for Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Health and as President and a Board of Directors member of the Utah-Idaho Chapter of Juvenile Diabetes Research Foundation, and he previously served as President and a Board of Director member of the Orange County, California Chapter of the Juvenile Diabetes Research Foundation. Mr. Mercer received his J.D. from University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. The Governance Committee nominated Mr. Mercer to the Board because of its belief that he brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Gregory L. Probert. Mr. Probert has served as the Company’s Chief Executive Officer Since October 2013, and as Chairman of the Board since January 2013. Prior to his appointment as Chairman of the Board, Mr. Probert served as Executive Vice Chairman of the Board from June 2011 until December 2012 and as an independent consultant to the Company from October 2010 to June 2011. From 2008 to 2010, Mr. Probert was Chairman of the Board and Chief Executive Officer of Penta Water Company, which filed for bankruptcy protection in 2009. Mr. Probert was President and Chief Operating Officer of Herbalife International of America from 2003 to 2008, Chief Executive Officer of DMX Music from 2001 to 2003, and held various senior positions, including Executive Vice President of Worldwide Home Entertainment, at The Walt Disney Company from 1988 to 2000. Mr. Probert received his B.A. from University of Southern California in 1979. The Governance Committee nominated Mr. Probert to the Board because of its belief that he brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board’s aptitude in these key areas.

Mary Beth Springer.  Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President of Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company and is a member of the Board of Trustees of Bryn Mawr College. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in 1986. The Governance Committee nominated Ms. Springer to the Board due to her expertise and experience in the consumer products market, which the Governance Committee believes will further stimulate the Board’s collective operational and growth policies and initiatives.

Rebecca L. Steinfort. Ms. Steinfort is the Chief Executive Officer of Hero Management LLC, a leading provider of healthcare practice management services for dental, orthodontic and vision care practices that serve the pediatric Medicaid population. Prior to joining Hero Management LLC in 2015, Ms. Steinfort held various positions at DaVita Healthcare Partners beginning in 2009, including Co-Founder and Chief Operating Officer of DaVita’s primary-care subsidiary and Chief Strategy and Marketing Officer of DaVita's dialysis business unit. Ms. Steinfort held various leadership positions at Quiznos between 2007 and 2009, including Chief Marketing Officer. Prior to Quiznos, Ms. Steinfort held various senior executive positions at Level 3 Communications, LLC from 2001 to 2006. Ms. Steinfort received her M.B.A. from Harvard Business School and her B.A. from Princeton University. The Governance Committee nominated Ms. Steinfort to the Board because of its belief that her extensive healthcare, marketing and strategic experience enhances the Board’s knowledge and skill in these key areas.

J. Christopher Teets. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp. and Air Transport Services Group, Inc. He previously served on the boards of directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an M.Sc. degree from the London School of Economics. The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Jeffrey D. Watkins. Mr. Watkins is currently President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins previously served as a Director of Annuity and Life Re, Ltd., from 2003 until 2009, and as a Director of Carreker Corporation from 2006 until 2007. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. The Governance Committee nominated Mr. Watkins to the Board because he possesses particular knowledge and experience in finance and capital structure, which strengthens the Board’s collective qualifications, skills and experience.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Probert and Ms. Hughes, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Li Dongjiu’s affiliation with Fosun Pharma, one of our shareholders, Mr. Teets’ affiliation with Red Mountain Capital Partners LLC, one of our shareholders, and Mr. Watkins’ affiliation with Prescott Group Capital Management, LLC, one of our shareholders.

Board Committees

The Board of Directors has four standing committees: Audit Committee, Compensation Committee, Compliance Committee and Governance Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043.

The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Governance Committee	Compliance Committee
Li Dongjiu			X
Albert R. Dowden		X	Chair
Robert B. Mercer	Chair			X
Mary Beth Springer		Chair	X
Rebecca L. Steinfort	X			Chair
J. Christopher Teets	X			X
Jeffrey D. Watkins	X	X

The Audit Committee.  The Audit Committee oversees our financial statements, preparation process and related compliance matters and performance of the internal audit function. The Committee is also responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that Robert B. Mercer, J. Christopher Teets and Jeffrey D. Watkins of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.  Effective December 22, 2015, Ms. Springer was replaced by Mr. Teets on the Audit Committee.

The Compensation Committee.  The Compensation Committee reviews compensation policies applicable to executive officers and board members, establishes the compensation to be paid to our Chief Executive Officer and Chairman and determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages for the Chief Executive Officer, when appropriate, are submitted to the Board of Directors for final approval. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  All members of the Compensation Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Fredric W. Cook & Co., Inc. ("F.W.

Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook also provides advice to the Compensation Committee with respect to the compensation and benefits of Directors of the Board.
The Compliance Committee. To further mitigate any compliance risk, a Compliance Committee of the Board of Directors was created in 2014. The purpose of the Compliance Committee of the Board of Directors of the Company shall be to oversee the Company’s efforts with respect to operational compliance.  “Operational Compliance” shall be defined to include: distributor compliance and direct selling best practices; employee compliance, including code of conduct and other mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; and non-financial whistleblower reports. The committee shall consist of at least three directors, one of whom shall be the Chair of the Company’s Audit Committee. A majority of the members of the compliance committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

The Governance Committee.  The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Currently all members of the Governance Committee meet the independence requirements of the NASDAQ Stock Market. Ms. Hughes resigned from the Governance Committee effective April 28, 2015. Effective December 22, 2015, Ms. Springer rotated off of the Audit Committee to fill a vacancy on the Governance Committee.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2016 Annual Meeting. There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board since our last disclosures regarding the Governance Committee's policies for considering shareholder nominees to the Board of Directors.

Board Structure and Risk Oversight

Leadership Structure of the Board

Under our Bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate. On April 1, 2013, we appointed Mr. Probert as the Interim Chief Executive Officer. Mr. Probert was subsequently appointed as the Chief Executive Officer, effective October 1, 2013. Accordingly, Mr. Probert serves as both our Chief Executive Officer and Chairman of the Board. The Governance Committee periodically revisits the combined role of Chief Executive Officer and Chairman of the Board and will recommend to the Board that the roles be separated if it determines that doing so is in the best interest of the Company.

As our Chairman, Mr. Probert is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Probert and Ms. Hughes. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present. Furthermore, the independent directors select a "Lead Independent Director" to coordinate and manage the activities of the independent directors. In November 2015, the independent directors selected Ms. Mary Beth Springer as the Lead Independent Director. The specific responsibilities of the Lead Independent Director include:

·                  calling, setting the agenda and presiding over meetings of independent directors;

·                  consulting with the Chairman on the content of the agenda for Board and shareholder meetings;

·                  coordinating and leading the relevant activities of the Board on matters in which the Chairman has a conflict of interest;

·                  reviewing the performance of the Chairman, following consultation with independent directors;

·                  recommending to the Chairman or approving, if appropriate, the retention of outside advisers and consultants to the Board; and

·                  performing such other duties as the Board may delegate to the Lead Independent Director.

We believe that our leadership structure of the Board, including the combination of the Chairman and Chief Executive Officer positions, is appropriate because it provides both unified and consistent leadership and, combined with the Lead Independent Director, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct-selling business.

Board’s Role in the Oversight of Risk Management

The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, compliance with mandates from the SEC and other government bodies that regulate the financial and securities industry, insurance programs, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. The Compliance Committee, created in 2014, oversees risks associated with what the Company considers its operational compliance, which includes risks associated with distributor compliance and direct selling best practices, employee compliance, including code of conduct and other mandated trainings, product and product distribution regulatory compliance, including adherence to mandates from the FTC, the FDA and other similar regulatory bodies, and non-financial whistleblower reports. In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Meetings in Fiscal Year 2015

During fiscal year 2015, our Board of Directors held 6 meetings and numerous informal informational sessions. Each member of the Board of Directors during fiscal year 2015, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the fiscal year or the portion thereof following such person’s appointment to one or more of those committees.

During fiscal year 2015, the Audit Committee held 5 meetings, the Compensation Committee held 4 meetings, the Compliance Committee held 4 meetings and the Governance Committee held 3 meetings. The committees also held numerous informal informational sessions during the year.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings of shareholders, directors are encouraged to attend such meetings. All of our directors were in attendance at the Annual Meeting of shareholders held in fiscal year 2015.

Communications with Directors

We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics

We have adopted a Code of Conduct (the "Code"), that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and senior financial and accounting officers. The Code addresses a range of topics, including:

•	the importance of meeting quality standards;

•	respect in the workplace;

•	maintaining accurate books and records;

•	protecting Company property;

•	anti-bribery and anti-corruption compliance and policies;

•	conflicts of interest;

•	fair sales and marketing practices as well as competition;

•	handling inside information;

•	trade controls;

•	use of social media;

•	compliance with anti-money laundering laws;

•	political and charitable activities;

•	environmental sustainability; and

•	good corporate citizenship.

A copy of The Code is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

Director Compensation

Equity Compensation. Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $50,000 (based on the closing selling price of our common stock on the grant date). Each such award vests in 12 equal successive monthly installments, over a one-year period measured from the grant date, subject to continued Board service and accelerates in full upon a change in control. The shares that vest under each award are delivered to the director upon the earlier of the director's separation from the Board or the expiration of a two-year period subsequent to the vesting of the entire RSU grant.

Cash Compensation. Each non-employee Board member receives an annual retainer of $50,000 (pro-rated for any partial year of service). The Vice Chairperson receives an additional retainer of $25,000. In addition to the annual retainer, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives a retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Governance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000; and each member of the Compliance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000.

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during the 2015 fiscal year. Mr. Probert, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Li Dongjiu	54,083	-	-	750	54,833
Albert R. Dowden	66,667	41,241	-	704	108,612
Kristine F. Hughes	75,750	41,241	-	21,585	138,576
Robert B. Mercer	75,333	41,241	-	747	117,321
Willem Mesdag	78,667	41,241	-	243	102,967
Mary Beth Springer	75,000	41,241	-	750	116,991
Rebecca Lee Steinfort	59,930	41,241	118,250(4)	719	220,140
J Christopher Teets(5)	-	-	79,000(6)	-	79,000
Jeffrey D. Watkins	68,000	41,241	-	750	109,991

(1)	Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Vice Chairperson Additional Retainer ($)	Committee Member Additional Retainer ($)	Total ($)
Li Dongjiu	50,000	-	4,083	54,083
Albert R. Dowden	50,000	-	16,667	66,667
Kristine F. Hughes	50,000	25,000	750	75,750
Robert B. Mercer	50,000	-	25,333	75,333
Willem Mesdag	50,000	-	28,667	78,667
Mary Beth Springer	50,000	-	25,000	75,000
Rebecca Lee Steinfort	46,505	-	13,425	59,930
J Christopher Teets	-	-	-	-
Jeffrey D. Watkins	50,000	-	18,000	68,000

(2)
On May 6, 2015, the Board approved RSU grants of 3,876 shares of our Common Stock for each non-executive Director. The RSUs vest in 12 monthly installments over a one-year period from the grant date, subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board or the expiration of the 2-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

(3)	“All Other Compensation” includes the following amounts paid by the Company for the fiscal year ended December 31, 2015:

Name	Life Insurance Premiums ($)	Product Credit* ($)	Total ($)
Li Dongjiu	-	750	750
Albert R. Dowden	-	704	704
Kristine F. Hughes	20,085	1,500	21,585
Robert B. Mercer	-	747	747
Willem Mesdag	-	243	243
Mary Beth Springer	-	750	750
Rebecca Lee Steinfort	-	719	719
J. Christopher Teets	-	-	-
Jeffrey D. Watkins	-	750	750

*	Represents credits to purchase the Company’s products.

(4)
On January 27, 2015, the Board approved a grant of an option to purchase 25,000 shares of our Common Stock to Ms. Steinfort, who joined the Board of Directors in January 2015. The option has a maximum term of 10 years and vested and became exercisable upon issuance. The amounts reflected in this column represent the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements set forth in the 2015 Annual Report on Form 10-K filed with the SEC on March 14, 2016 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(5)	Mr. Teets was appointed to the Board of Directors effective December 22, 2015.

(6)
December 22, 2015, the Board approved a grant of an option to purchase 25,000 shares of our Common Stock to Mr. Teets, who joined the Board of Directors in December 2015. The option has a maximum term of 10 years and vested and became exercisable upon issuance. The amounts reflected in this column represent the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements set forth in the 2015 Annual Report on Form 10-K filed with the SEC on March 14, 2016 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

Expenses. Board members are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

The table below summarizes the equity-based awards held by the Company’s non-employee directors as of December 31, 2015.

	Stock Awards	Option Awards
Name	Number of Securities Underlying Restricted Stock Units	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Exercise Price of Options Exercisable ($)	Expiration Date of Options Exercisable
Li Dongjiu	-	-	-	-	-
Albert R. Dowden	15,075	25,000	-	2.35	9/24/2019
Kristine F. Hughes	15,075	-	-	-	-
Robert B. Mercer	15,075	25,000	-	5.79	10/14/2020
Willem Mesdag	13,460	25,000	-	2.35	9/24/2019
Mary Beth Springer	7,974	25,000	-	16.33	9/4/2023
Rebecca Lee Springer	3,876	25,000	-	14.50	1/27/202
J Christopher Teets	-	25,000	-	11.21	12/22/2025
Jeffrey D. Watkins	15,075	25,000	-	2.35	9/24/2019

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has retained Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal year 2015. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the fiscal years ended December 31, 2015 and 2014 for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2015	2014
Audit Fees (1)	$920,000	$918,000
Audit-Related Fees (2)	40,500	203,000
Tax Fees (3)	354,000	519,000
All Other Fees	-	-
Total Fees	1,314,500	1,640,000

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2015 and 2014.

(2)	During the fiscal years ended December 31, 2015 and 2014, Deloitte & Touche provided services for audit related activities related to statutory auditors.

(3)	Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the fiscal years ended December 31, 2015 and 2014 related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given fiscal year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee) during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2015, all of the aggregate amounts set forth above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

In connection with the audited financial statements as of and for the year ended December 31, 2015, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successful standard and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Submitted by:
Robert B. Mercer, Chair
Rebecca L. Steinfort
J. Christopher Teets
Jeffrey D. Watkins

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

PROPOSAL THREE:

RATIFICATION OF THE COMPANY'S THIRD AMENDED AND RESTATED BYLAWS

Acting in accordance with the Utah Revised Business Corporation Act (the "Utah Corporation Act"), our Board of Directors approved and adopted the Third Amended and Restated Bylaws (the "Third Restated Bylaws"), on August 26, 2014. The Third Restated Bylaws replaced the Second Amended and Restated Bylaws of the Company in their entirety. The sole purpose of the Third Restated Bylaws was to add Section 2.16 of the Third Restated Bylaws, which requires any unsuccessful shareholder litigant in a suit against the Company to reimburse the Company for all of the Company’s litigation costs, including reasonable attorney fees. Other than the addition of Section 2.16, no change was made to the Second Amended and Restated Bylaws. This type of bylaw provision is known as a fee-shifting bylaw because it shifts the burden to pay for the Company's attorneys' fees from the Company to the unsuccessful shareholder litigant who initiated the lawsuit. The fee-shifting provision in the Company’s Third Restated Bylaws would be applicable to any action for which it is permissible to fee-shift under both Utah State law and federal law, including but not limited to, derivative actions and claims under federal securities laws. To date, there has been no change to the Company’s business or litigation since the Board adopted the fee-shifting bylaw in 2014.

The complete text of Section 2.16 is set forth below:

2.16    Litigation Costs. To the fullest extent permitted by law, in the event that (i) any current Company shareholder or anyone on its behalf (“Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”), or joins, offers substantial assistance to or has a direct financial interest in any Claim against the Company or any of its directors, officers employees or affiliates (the “Company Parties”) and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the Company Parties for all reasonable fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the Company Parties may incur in connection with such Claim.

“Claiming Party” shall include (i) any current Company shareholder who brings a claim or counter claim (collectively, a “Claim”), (ii) any person or entity who brings a Claim and is acting on the instruction of or for the indirect or direct benefit of a current Company shareholder, (iii)(a) any current Company shareholder who joins a Claim, (b) offers substantial assistance to a third party who brings a Claim or (c) stands to benefit financially from a third party Claim (i.e., has a direct financial interest). “Claiming Party” shall not include legal counsel engaged to represent a Claiming Party, nor expert witnesses engaged to support a Claiming Party’s Claim. “A judgment on the merits that substantially achieves, in substance and amount, the full remedy sought,” shall be defined as a full and final, non-appealable judgment by a court of competent jurisdiction that awards the plaintiff the substantive relief it was seeking.

Background of Proposal

The purpose of Section 2.16 of the Third Restated Bylaws is to reduce the risk to the Company posed by frivolous lawsuits, which can be very expensive and time-consuming for the Company to defend. We believe Section 2.16 of the Third Restated Bylaws reduces the risk of frivolous shareholder litigation because we believe a shareholder is less likely to bring a frivolous lawsuit if he or she will be responsible to pay the Company's attorney fees if the case is unsuccessful. We do not believe Section 2.16 would discourage shareholders from bringing a meritorious lawsuit against the Company because we believe a shareholder with a meritorious lawsuit is not likely to be deterred by the risk of paying for the Company's litigation costs in the event the lawsuit is unsuccessful.

Enforceability of Fee-Shifting Bylaws

Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee-shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether the Company’s ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming party must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of the Company’s fee-shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. The Company does not make any representations regarding whether it will invoke the fee-shifting bylaw in any particular dispute. In addition, given the unsettled state of the law related to fee-shifting bylaws, like the provision in the Third Restated Bylaws, the Company may incur significant additional costs associated with resolving disputes with respect to such bylaw.

Effect of Advisory Vote

Although shareholder approval of the Third Restated Bylaws is not required, we are seeking shareholder ratification and will remove Section 2.16 if the shareholder votes for the ratification of the Third Restated Bylaws do not exceed the shareholder votes cast against the Third Restated Bylaws.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the Third Restated Bylaws.

PROPOSAL FOUR:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Act of 1934, as amended, we are asking our shareholders to approve the following non-binding, advisory resolution on our executive compensation as disclosed in this proxy statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

     Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s executive officers.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 19, 2016, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 19, 2016, there were 18,712,499 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)	2,854,607	15.3%
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China
Red Mountain Capital Partners LLC (4)	2,474,337	13.2%
10100 Santa Monica Blvd, Suite 925
Los Angeles, CA 90067
Nelson Obus (5)	2,111,553	11.3%
c/o Wynnefield Capital Management, LLC
450 Seventh Avenue, Suite 509
New York, New York 10123
Prescott Group Capital Management, LLC (6)	1,865,383	10.0%
1924 South Utica, Suite 1120
Tulsa, OK 74104
Paradigm Capital Management, Inc. (7)	1,265,265	6.8%
9 Elk Street
Albany, NY 12207
Directors and Named Executive Officers
Jeffrey D. Watkins, Director (8)	1,907,888	10.2%
Kristine F. Hughes, Vice Chairperson of the Board (9)	803,056	4.3%
Gregory L. Probert, Chairman and Chief Executive Officer (10)	482,529	2.6%
Stephen M. Bunker, Executive Vice President, Chief Financial Officer & Treasurer (11)	130,058	*
Adriana Mendizabal, President of NSP Americas (12)	80,133	*
Richard D. Strulson, Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary (13)	59,963	*
Robert B. Mercer, Director (14)	43,620	*
Albert R. Dowden, Director (15)	40,501	*
Paul E. Noack, President of China and New Markets (16)	39,833	*
Mary Beth Springer, Director (17)	32,328	*
Rebecca L. Steinfort, Director (18)	28,230	*
J. Christopher Teets, Director (19)	25,000	*
Li Dongjiu, Director (20)	—	—
All Directors and executive officers as a group (14 persons) (21)	3,719,022	19.9%

*	Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 19, 2016.

(2)
Calculated based on 18,712,499 shares of our Common Stock outstanding on February 19, 2016, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock (the “Shares”) to Fosun Pharma. The Shares were offered to Fosun Pharma in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act, and Regulation D thereunder.

(4)
Based on Schedule 13F-HR filed with the SEC on February 13, 2015, and Schedule 13D/A filed with the SEC on September 2, 2014, by Red Mountain Capital Partners LLC (“RMCP LLC”), and Form 4 filed with the SEC on January 13, 2016, by Willem Mesdag, includes 2,407,801 shares held by Red Mountain Partners, L.P. (“RMP”) and 66,536 shares held by RMCP LLC. RMCP GP LLC (“RMCP GP”) is the general partner of RMP and RMCP LLC is the managing member of RMCP GP. Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC, and Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,407,801 shares held by RMP. Each of RMCM and Mr. Mesdag may be deemed to beneficially own, and have voting and dispositive power over, the 65,536 shares held by RMCP LLC. Each of RMCM and Mr. Mesdag, however, disclaims beneficial ownership of all of these shares.

(5)
Based on Schedule 13G/A filed with the SEC on February 16, 2016, includes 658,829 shares held by Wynnefield Partners Small Cap Value, L.P., 994,255 shares held by Wynnefield Partners Small Cap Value, L.P. I, 413,158 shares held by Wynnefield Small Cap Value Offshore Fund, Ltd., and 45,311 shares held by Wynnefield Capital, Inc. Profit Sharing Plan. Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and Wynnefield Capital, Inc. have an indirect beneficial interest in the shares held by Wynnefield Small Cap Value Offshore Fund, Ltd. As co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc., general partner of Channel Partnership II, L.P. and portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan, Mr. Obus may be deemed to have beneficial ownership in, and to have sole voting and dispositive power over, 2,111,553 shares. Mr. Obus, however, disclaims any beneficial ownership of these shares.

(6)
Based on Schedule 13F-HR filed with the SEC on February 6, 2015, includes 1,865,383 shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, LLC (“Prescott Capital”) may be deemed to beneficially own 1,865,383 shares. As the principal of Prescott Capital, Phil Frohlich may also be deemed to beneficially own the 1,865,383 shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(7)	Based on Schedule 13G/A filed with the SEC on February 10, 2016, Paradigm Capital Management, Inc. has sole voting and dispositive power over 1,265,265 shares.

(8)
Includes 1,865,383 share beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 6 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. Also includes options exercisable for 25,000 shares and vested awards for 14,429 shares of Common Stock within 60 days of February 19, 2016, and 3,076 shares of Common Stock held by Mr. Watkins directly.

(9)
Includes (i) 79,352 shares that Ms. Hughes holds indirectly and (ii) 709,275 shares held by various family trusts, of which Mr. and Ms. Hughes are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes vested awards for 14,429 shares of Common Stock within 60 days of February 19, 2016.

(10)	Includes options exercisable for 396,041 shares and vested awards for 4,167 Common Stock within 60 days of February 19, 2016, and 82,321 shares that Mr. Probert holds directly.

(11)	Includes options exercisable for 122,125 shares and vested awards for 1,459 of Common Stock within 60 days of February 19, 2016, and 6,474 shares that Mr. Bunker holds directly.

(12)	Includes options exercisable for 74,375 shares and vested awards for 1,250 shares of Common Stock within 60 days of February 19, 2016, and 4,488 shares that Ms. Mendizabal holds directly.

(13)	Includes options exercisable for 52,048 shares and vested awards for 1,459 shares of Common Stock within 60 days of February 19, 2016, and 6,456 shares that Mr. Strulson holds directly.

(14)	Includes options exercisable for 25,000 shares and vested awards for 14,429 shares of Common Stock within 60 days of February 19, 2016, and 4,191 shares that Mr. Mercer holds directly.

(15)	Includes options exercisable for 25,000 shares and vested awards for 14,429 shares of Common Stock within 60 days of February 19, 2016, and 1,072 shares that Mr. Dowden holds directly.

(16)	Includes options exercisable for 25,000 shares of Common Stock within 60 days of February 19, 2016, and 14,833 shares that Mr. Noack holds directly.

(17)	Includes options exercisable for 25,000 shares and vested awards for 7,328 shares of Common Stock within 60 days of February 19, 2016.

(18)	Includes options exercisable for 25,000 shares and vested awards for 3,230 shares of Common Stock within 60 days of February 19, 2016.

(19)
Includes options exercisable for 25,000 shares of Common Stock within 60 days of February 19, 2016. Mr. Teets’ address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, California.

(20)
Due to certain legal and regulatory requirements related to the issuance of SEC-registered and NASDAQ-listed securities to Chinese nationals, the Company does not issue any options to Mr. Li. Mr. Li’s address is c/o Shanghai Fosun Pharmaceutical (Group) Co., Ltd., No. 268 South Zhongshan Road, Shanghai 200010, P.R. China.

(21)
Includes options exercisable for 859,089 shares and vested awards for 77,983 shares of Common Stock within 60 days of February 19, 2016, and 127,920 shares held directly by our directors and executive officers as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2015, except for one Form 4 filed on February 5, 2015, which reported a January 27, 2015 grant of stock options to Ms. Rebecca L. Steinfort.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation of our executive officers in 2015, including the following “named executive officers”:

Named Executive Officer	Position
Gregory L. Probert	Chairman and Chief Executive Officer
Stephen M. Bunker	Executive Vice President, Chief Financial Officer and Treasurer
Adriana Mendizabal	President of NSP Americas
Paul E. Noack	President of China and New Markets
Richard D. Strulson	Executive Vice President, General Counsel and Chief Compliance Officer
D. Wynne Roberts	Former Chief Executive Officer of Synergy Worldwide*

* Mr. Roberts' employment with the Company terminated effective April 15, 2015. Mr. Roberts is included as a named executive officer because he otherwise would have been includable on the basis of total compensation for 2015, had he been an executive officer at the end of 2015.

In this section, we explain how our Compensation Committee made decisions related to the compensation of our named executive officers during 2015 and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also address any actions taken regarding executive compensation after the end of fiscal 2015, that could affect a fair understanding of the named executive officers' compensation during fiscal 2015.

Executive Summary

The Company's overarching compensation goal is to reward our executives in a manner that supports a pay-for-performance philosophy, while maintaining an overall level of compensation that allows us to attract and retain the best available executive team.

In 2015, the Company embarked on an aggressive, five-year strategic plan to drive a multi-year turnaround and transformation of the Company. Front-loaded, performance-based compensation was used to support this turnaround effort to drive long term shareholder value. Negative currency headwinds, the continued geopolitical and economic strife in the Russia/Ukraine region, and significant strategic future growth investments in China, all contributed to make 2015 a challenging operating year for the Company.

•
The Company’s consolidated net sales decreased by 11.4 percent compared to 2014, to $324.7 million in 2015. The revenue decline was the result of negative currency fluctuations, the loss of revenue due to the ongoing political and economic issues in Russia, Ukraine and the former CIS countries, as well as the impact of discontinuing our operations in Vietnam. Measured in local currency, net sales decreased by 6.7 percent compared to 2014. The fluctuations in foreign exchange rates had an unfavorable $17.2 million impact on 2015 net sales. The Company excludes the impact of foreign exchange rates when assessing its financial results for compensation purposes because it is viewed as not being within the control of the executive team. Excluding the revenue declines from Russia, Ukraine and the surrounding region, ceasing operations in Vietnam, and negative currency fluctuations, the Company’s revenue levels were flat compared to 2014. Operating income decreased by 26.8 to $13.9 million during the year ended December 31, 2015, compared to 2014. Negative currency fluctuations decreased operating income by $5.6 million during the year.

•
Overall revenue and operating income results for 2015, continued to be materially harmed by events in Russia, Ukraine, and the surrounding region. This region had been the Company’s second largest global market at the start of 2014 and was growing at a double-digit rate until the civil unrest commenced in the first quarter of 2014. The Company relies on consumer spending, which declined in the Ukrainian war zone and was impacted even further by rapid currency devaluation in Russia, Ukraine and the surrounding region. The unforeseen Ukrainian political and economic turmoil that began early in 2014, resulted in business levels that shifted from strong growth to a steep decline in a very short period of time and more than offset the above-plan growth that occurred throughout the rest of the world. Overall, revenue from this region declined from $62.7 million in 2013 to $50.3 million in 2014 to $27.4 in 2015. Due to the unpredictable nature of this region, the

Compensation Committee made the decision to exclude it from the Company’s bonus goals when the goals were set at the start of 2015.

•
Operating income results were also impacted by future growth investments, particularly in the strategically important market of China. China represents a significant long-term growth opportunity, but the Company does not expect to begin to realize revenues until later in 2016. Infrastructure costs in 2015, associated with establishing business operations in China were $5.2 million, $4.1 million greater than 2014. Also, negatively affecting operating income was $4.5 million in unfavorable currency impacts on cost of sales. The performance based long-term compensation program was designed around providing a long-term incentive for multi-year growth in China that would transform the Company.

•
Due to the overall business environment and the significant revenue loss from Russia/Ukraine and the surrounding region, the Company initiated a major companywide restructuring action in Q2 of 2015. This created a restructuring charge of $3.3 million, which resulted in annualized operating savings of approximately $8.0 million, most of which will be realized in future years. This restructuring reduced global headcount by 10%.

•
Perhaps most importantly, the Company initiated a new five year strategic growth plan in 2015, that is designed to deliver significant growth during the strategic window. This strategy, built around successful entry into and growth in China, as well as creation of new lines of business for NSP and Synergy using scientifically differentiated products, will largely redefine the company in the years ahead. Substantial progress was made in 2015, implementing plans that will deliver the results targeted by the five-year strategic plan. In connection with this strategy, the Board of Directors asked Gregory L. Probert, Chairman and CEO, to sign a new employment agreement and relocate to the Salt Lake City area. As part of the new employment agreement, the Company provided a contingent multi-year special performance equity award that inflates the appearance of CEO pay in 2015, but does not actually vest unless the CEO drives transformational performance resulting in the achievement of aggressive EPS growth goals. The special performance stock unit goals through 2019, align with the Company’s high growth long-range plan. The compensation of Mr. Probert is further inflated in 2015, by an award of sign-on options in addition to the annual and special long-term grants. Mr. Probert had not been granted a sign-on grant when he stepped in as interim CEO in 2013. The grant date value of the equity grants received by the CEO in 2015 was $2,931,100, which is considerably higher than the grant date value of the grant received by the CEO for 2016 of $499,800. The compensation committee considered 2015 as a one-time staking year to motivate and reward the CEO, and the other named executive officers, for the five-year business transformation.

The Company provides compensation in a manner that is aligned with long-term performance and improving governance and risk mitigation elements within the compensation structure.

•
We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance-based cash incentive and long-term stock-based compensation, including performance-contingent, stock-based compensation. This allows us to create a positive relationship between our operational performance and shareholder return.

•
Our annual bonus plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based. In general our target total annual cash compensation is at or below the median of our peer group and our total direct compensation is at or above median of our peer group.

•
As a result of our financial and overall business performance, we paid bonuses to our named executive officers for 2015, that averaged 74% of their target bonus amount. This below-target bonus was formulaic under the pre-established bonus plan and reflects the Company’s pay-for-performance philosophy.

•
Vesting of a significant portion of the RSUs granted in 2015, is subject to the Company achieving certain performance targets measured by its EPS and revenue. The performance goals are designed to reward the successful execution of the Company's newly created five-year strategic plan. If the Company does not meet the performance goals, the performance based RSUs will be forfeited.

•
In 2014, the Compensation Committee retained F.W. Cook, an independent compensation consulting firm, to conduct a comprehensive benchmark study and advise the committee on structuring executive compensation to ensure that our compensation continues to retain and motivate our executive officers, and at the same time reinforces the Company's strategic objectives. F.W. Cook's study found that base salaries and total target cash compensation for our named executive officers were mostly at or below the median of our peer group. In some cases, equity awards were also below the median of our peer group. Further, 2014 target total direct compensation was below the median of our peer group for most executive officers including Mr. Probert.

•
The Company and Mr. Probert began discussions in 2014, and entered into an amended and restated employment contract in early 2015, that included Mr. Probert relocating from California to Utah by the end of 2015. During the relocation transition period, Mr. Probert was reimbursed for temporary housing and travel expenses. Mr. Probert re-located to Utah in 2015 and, accordingly, the Company has ceased temporary travel and relocation reimbursements for Mr. Probert.

•
The aforementioned amended and restated employment agreement for Mr. Probert also includes a cash compensation claw-back policy, stock ownership guidelines and 2015 equity awards that include so called “double trigger” change-of-control vesting acceleration provisions requiring both a (1) a Change-of-Control Event (as defined therein), and (2) termination of Mr. Probert’s employment or his resignation for Good Reason (as defined therein) within 24 months of the Change of Control Event.

•	The Company initiated stock ownership guidelines for all executive officers, including an ownership guideline of $1 million for Mr. Probert.

•
The amended and restated employment agreement with Mr. Probert contains a global incentive "clawback" provision pursuant to which, in the event that during the term of the employment agreement, and for a period of two years after its termination, the Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement, as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of incentive cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs during the period of time encompassed by the restatement and recalculate Mr. Probert's compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two years. If, pursuant to this review and recalculation, the amount of compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between the Company and Mr. Probert.

•
Company policy prohibits executives from entering into hedging transactions, such as put and call options that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company’s stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Compensation Policy for Executive Officers.

We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

•	attract and retain qualified executives who will help the Company meets its goals;

•	reflect individual accomplishments and contributions to the Company, as well as overall Company performance;

•	align each executive officer's interests with those of the Company's shareholders; and

•	support the long-range strategic plan with short- and long-term incentives.

The Compensation Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market-competitive and internally fair;

•	Linking a substantial portion of compensation to the Company's financial performance and the individual's contribution to that performance;

•
Providing below-target compensation for under-performance and upward compensation leverage for exceptional performance through emphasis on annual cash incentives, performance equity and stock options; and

•
Providing long-term equity-based incentives and encouraging direct share ownership by executive officers, as well as ownership guidelines that provide an incentive for officers to consider long-term value maintenance in addition to growth.

For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers varies with our performance and the market price of our common stock. The general objective is to balance equity compensation with short-term cash compensation, but there is no target that applies to all officers. The actual levels at which we may set compensation for a particular executive officer may vary based on the Company's overall financial performance and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to the Company's future growth. Also, actual pay may be below the levels set as a target if performance is below our annual goals.

Setting Executive Compensation

Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. The principal factors that the Compensation Committee considers when setting the compensation levels for the named executive officers are as follows:

•	Comparison of the Company's performance against certain operational and qualitative goals identified in the Company's strategic plan;

•	Comparative market data;

•	Our Chief Executive Officer's recommendations for the other named executive officers;

•	Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

•	Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

Impact of 2015 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation was held on May 6, 2015, after the Compensation Committee had approved the 2015 compensation of the named executive officers. More than 95 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company's proxy statement dated March 27, 2015. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the remainder of the 2015 fiscal year. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. Based on the voting preference of our shareholders, the frequency of future Say-on-Pay votes will be every year.

Role of External Advisor: In 2014, the Compensation Committee engaged the services of F.W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. In November 2014, F.W. Cook provided an Executive Compensation Report to the Compensation Committee (the “Executive Compensation Report”). The Compensation Committee considered the Executive Compensation Report and the recommendations of F.W. Cook in setting executive compensation for the 2015 fiscal year.

Benchmarking: F.W. Cook used a peer group consisting of 15 publically traded U.S. based specialty retail and personal product companies to perform market comparisons of our executive compensation program and to prepare its Executive Compensation Report. The companies in the peer group were chosen on the basis of objective industry classifications, annual revenue and market capitalization at the time of the report. The Compensation Committee believes that all of the companies in the peer group represent primary competitors for executive talent.

The companies in the peer group are listed below:

Nu Skin Enterprises	NutriSystem
Elizabeth Arden	Medifast
Blyth	Boulder Brands
Vitamin Shoppe	Vitacost.com
USANA Health Sciences	Omega Protein
Inter Parfums	Nutraceutical
Perfumania Holdings	Inventure Foods
LifeVantage

Role of Management: As in prior years, our Chief Executive Officer presented to the Compensation Committee his recommendations for 2015 base salaries, bonuses and equity grants for the named executive officers (other than himself), taking into consideration the expected total cash compensation for such officers for 2015, and the comparative market data for total cash compensation for comparable positions. These recommendations were based on the executive's expect role in the Company's transformation, the Company's performance measured in terms of the sales revenue and operating income levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive's performance against individual performance objectives, and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discussed these recommendations with the Chief Executive Officer and made the final determination on the base salaries, bonuses and equity grants for these officers based on these recommendations and its review of the Executive Compensation Report, with such adjustments as it deemed appropriate.

The Compensation Committee recommended to our Board of Directors the base salary and cash bonus for our Chief Executive Officer. The Board approved the Chief Executive Officer's compensation as recommended by the Compensation Committee. As noted, the Company and our Chief Executive Officer entered into a new employment contract in early 2015. Further discussion of this new agreement is included below.

Elements of Compensation

Each named executive officer's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon Company financial performance and the named executive officer's individual performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs, performance-contingent RSUs and, in some cases, stock options. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for named executive officers (salary, bonus and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each named executive officer's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of peer group data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

Base Salary. Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance. The

Executive Compensation Report indicated that base salaries for certain of our named executive officers in 2014 were below the 50th percentile of our peer group, and our Chief Executive Officer’s base salary was below the 25th percentile of our peer group.

None of the named executive officers received a salary increase effective in 2014. In December 2014, after reviewing financial performance, the Executive Compensation Report and the Chief Executive Officer’s recommendations, the Compensation Committee approved and awarded salary increases to the named executive officers, other than the Chief Executive Officer, effective January 1, 2015 as follows:

Name	Base Salary as of January 1, 2015 ($)	Base Salary as of December 31, 2014 ($)	Percentage Increase (%)
Stephen M. Bunker	320,000	305,000	4.9
Adrianna Mendizabal	272,950	265,000	3.0
Paul E. Noack	350,000	350,000	-
Richard D. Strulson	320,000	305,000	4.9
D. Wynne Roberts	415,000	415,000	-

The Compensation Committee, based on the Executive Compensation Report and to be more in line with base salaries of Chief Executive Officers of our peer group, recommended to our Board of Directors, and our Board of Directors approved, an increase to our Chief Executive Officer’s base salary effective January 1, 2015 as follows:

Name	Base Salary as of January 1, 2015 ($)	Base Salary as of December 31, 2014 ($)	Percentage Increase (%)
Gregory L. Probert	600,000	525,000	14.3

The Compensation Committee reviewed the base salaries of the Company’s executive officers, including the named executive officers, in November 2015. After review of the Chief Executive Officer’s recommendations for the base salary of the named executive officers in 2016, the Compensation Committee decided to limit any base salary increases to market adjustments and to adjustments based on increases in the scope of responsibility to certain named executive officers. Market adjustments were intended to bring the base salaries of the named executive officers closer to the 50th percentile of base salaries for comparable positions at the companies in the peer group used to prepare the Executive Compensation Report. For 2016, the Compensation Committee set the named executive officer’s base salaries as follows, which base salaries became effective January 1, 2016:

Name	Base Salary as of January 1, 2016 ($)	Base Salary as of December 31, 2015 ($)	Percentage Increase (%)
Stephen M. Bunker	320,000	320,000	-
Adrianna Mendizabal	293,868	272,950	7.7
Paul E. Noack	400,500	350,000	14.4
Richard D. Strulson	347,000	320,000	8.4
D. Wynne Roberts	-	-	-

In November 2015, the Compensation Committee analyzed the base salary of the Chief Executive Officer. The Compensation Committee decided to limit any increase to the Chief Executive Officers base salary to a market adjustment and recommended to the Board of Directors, and the Board of Directors approved, an adjustment to the Chief Executive Officer’s base salary to bring it closer to the 50th percentile of base salaries for Chief Executive Officers at the companies in the peer group used to prepare the Executive Compensation Report. As such, the Board of Directors, following the recommendation of the Compensation Committee, provided the following increase to the Chief Executive Officer’s base salaries, which increase became effective on January 1, 2016, and remains below the median for CEO salary versus the peer group data provided by F.W. Cook in the Executive Compensation Report:

Name	Base Salary as of January 1, 2016 ($)	Base Salary as of December 31, 2015 ($)	Percentage Increase (%)
Gregory L. Probert	618,000	600,000	3.0

Annual Cash Incentive.  The annual cash incentive is designed to advance a pay-for-performance policy by bringing the total cash compensation for our named executive officers to target in a typical year and to exceed target when justified by Company performance.

For 2015, the Compensation Committee adopted an annual cash incentive program for our named executive officers in which, except for Mr. Noack, 50% of the bonus is based on the attainment of corporate financial performance goals and 50% is based on the Compensation Committee’s evaluation of performance against individual objectives determined early in the year. The Compensation Committee related Ms. Mendizabal's bonus to the financial performance of the Company's division over which she is primarily responsible, NSP Americas, instead of relating her bonus to the Company's overall finance performance. The Compensation Committee changed the weighting of the factors for Mr. Noack in recognition of his responsibilities relating to the Company's anticipated entry into the China market. For Mr. Noack, 35% of his bonus is based on the Company's financial performance and 65% is based on his performance against individual objectives set early in the year. In addition, the Compensation Committee retained the discretion to increase or decrease the aggregate bonus amount to be paid to any individual under the bonus plan by up to 10% of that person’s aggregate target, based on its subjective evaluation of general corporate and individual performance. Our Compensation Committee believes that basing a portion of the bonus on individual performance takes into account that many accomplishments are not directly accounted for by an analysis of the Company’s financial performance.

The 2015 target cash incentive (as a percentage of base salary) for each named executive officer are as follows:

Name	Target Cash Incentive (as % of Base Salary)
Gregory L. Probert	100%
Stephen M. Bunker	55%
Adriana Mendizabal	50%
Paul E. Noack	75%
Richard D. Strulson	55%
D. Wynne Roberts	75%

The portion of the cash incentive based on corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the bonus attributable to these financial goals. The maximum bonus payable under the plan to any named executive officer is 160% of his or her target amount.

Except in the case of Ms. Mendizabal, the corporate financial performance goals for 2015 were based on the Company’s revenue and the Company’s operating income, excluding foreign currency exchange impact since it is outside the control of the executive team and the goal of the cash bonus program is to reward operating achievement. The corporate financial performance goals for determining Ms. Mendizabal's were based on the revenue and operating income generated by the business division for which she is responsible, NSP Americas. Compensation decisions, including the bonus goals were set in early 2015, for the 2015 fiscal year. At the time the targets were set, the Compensation Committee, with the Board’s approval, made the decision to exclude from the corporate bonus targets revenue and operating income from Russia and the surrounding region due to the extraordinary volatility of the Russian markets. The Committee also made the decision that the operating income target would not be adversely affected by the restructuring charges in order to encourage and motivate maximum cost savings.

Following the Committee’s adjustments, the funding schedule for the portion of the bonus based on the Company's financial performance was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue (25% of target bonus) (excluding foreign currency exchange impact)		Operating Income (25% of target bonus) (excluding foreign currency exchange and restructuring impact)
2015 Revenue ($) (mils)	Payout as % of Target	2015 Operating Income ($) (mils)	Payout as % of Target
< 322,239	—	< 19,526	—
322,239	50%	19,526	50%
332,523	75%	20,611	75%
Target 342,807	100%	Target 21,696	100%
348,635	120%	22,564	120%
354,120	140%	23,432	140%
359,947	160%	24,300	160%
365,775	180%	25,167	180%
371,260	200%	26,035	200%

2015 bonuses based on corporate performance were based on the following results:

Revenue (excluding foreign currency exchange impact)			Operating Income (excluding foreign currency exchange and restructuring impact)
2015 Revenue ($) (mils)	% Target Achieved	Payout as % of Target	2015 Operating Income ($) (mils)	% Target Achieved	Payout as % of Target
316,415	92.3%	—	21,110	97.3%	86.5%

The Company's revenue for 2015, excluding the impact of foreign currency exchange rates, was below the minimum threshold amount, resulting in no payout for the revenue target. The Company's operating income for 2015, excluding impact of foreign currency exchange rate and restructuring charges, was 96.7% of the goal, resulting in a payout equal to 84% of target.

The Compensation Committee made the determination to base the calculation of Ms. Mendizabal's 2015 bonus on the financial performance of the business division for which she is responsible, NSP Americas, instead of on Company-wide financial performance goals. The funding schedule for the portion of Ms. Mendizabal's bonus based on NSP America's financial performance was as follows:

Revenue for NSP Americas (excluding foreign currency exchange impact)		Operating Income for NSP Americas (excluding foreign currency exchange and restructuring impact)
2015 Revenue ($)	Payout as % of Target	2015 Operating Income ($)	Payout as % of Target
< 175,086	—	< 40,548	—
175,086	50%	40,548	50%
180,674	75%	42,800	75%
Threshold 186,262	100%	Threshold 45,053	100%
189,428	120%	46,855	120%
192,409	140%	48,657	140%
195,575	160%	50,459	160%
198,742	180%	52,261	180%
201,722	200%	54,064	200%

Revenue (excluding foreign currency exchange impact)			Operating Income (excluding foreign currency exchange and restructuring impact)
2015 Revenue ($)	% Target Achieved	Payout as % of Target	2015 Operating Income ($)	% Target Achieved	Payout as % of Target
185,193	99.4%	95.3%	44,213	98.1%	90.7%

The remaining 50% of bonus potential was based on each named executive’s individual performance, except in the case of Mr. Noack whose individual performance accounted for 65% of his bonus potential. In determining the bonus for each named executive officer, the Compensation Committee reviewed the named executive officer’s individual performance, as well as general corporate performance not otherwise captured in the financial performance goals. The Compensation Committee determined that although a portion of the financial performance goals were not met, the Company’s management made substantial progress on key objectives in support of long-term growth. These key objectives included the development and early execution stages of a detailed five-year strategic plan, significant progress in building the organization and team to accelerate the Company’s entry into the China market, the major restructuring of the company and reduction in operating expenses, substantial progress in creating new business models that will drive growth in key markets, and leveraging the Company’s new science capabilities to create differentiated product and systems. In addition, the Compensation Committee recognized the challenge of the current global economic environment, particularly in markets that represent a significant portion of the Company’s business, such as Russia, Ukraine and the surrounding region. The Committee determined that, in accordance with its discretion as established in the bonus plan, it should award bonuses that reflect each executive officer’s individual performance in light of the circumstances described above, to achieve their appropriate levels of compensation.

In determining the bonus amount for each named executive officer and whether the individual performance goals were met, the Compensation Committee took into account the following individual contributions made by each named executive officer during 2015:

Named Executive Officer	2015 Individual Contribution
Gregory L. Probert
As the Company’s Chairman and CEO, Mr. Probert has initiated an aggressive strategic plan to transform the Company and achieve above market growth. He also led the restructuring efforts necessitated by the negative impact of events in the Russia/Ukraine region and currency headwinds.

Stephen M. Bunker
As the Company’s Chief Financial Officer, Mr. Bunker strengthened the Company’s finance department talent and capabilities; improved the Company’s budget and planning processes; and developed and implemented a long-term tax strategy and plan.

Adriana Mendizabal
Ms. Mendizabal is responsible for the Company’s largest and most profitable business, NSP Americas. She has been successful in turning around the U.S. business from a long period of slow decline to six consecutive quarters of growth.

Paul E. Noack
Mr. Noack has been responsible for the Company’s market entry strategy and execution in China. He has hired and developed a strong local team in China and positioned the business to launch in 2016. Mr. Noack is also responsible for the Company’s strategic plan and wholesale markets.

Richard D. Strulson	Mr. Strulson has built a strong legal team, including hiring an experienced general counsel for China and Asia, and created a new distributor compliance department.

2015 Cash Incentive Awards. Applying the factors and methodology described above, on February 23, 2016, the Compensation Committee awarded the following cash incentive awards to our named executive officers, except for our Chief Executive Officer whose cash incentive award was awarded by the Board of Directors based on the recommendation of the Compensation Committee:

Named Executive Officer	Percentage of Target	Cash Bonus ($)
Gregory L. Probert	72%	429,750
Stephen M. Bunker	47%	82,060
Adriana Mendizabal	96%	131,664
Paul E. Noack	88%	230,934
Richard D. Strulson	72%	126,060

Long-Term Incentive Awards. We provide long-term incentive awards in the form of stock option and RSUs pursuant to the Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”), and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”).

The 2015 awards were granted with the goal of reinvigorating long-term performance and transforming the Company through achievement of the long-range strategic plan, which begins with investments in the initial years in order to create material growth by 2019. A portion of the 2015 equity grant was subject to vesting conditions tied to the Company’s operating metrics. The Committee believes that performance-based equity rewards long-term decision making and value creation, and align shareholders' and managements' interests.

2015 Awards. On December 12, 2014, the Compensation Committee approved two separate grants of RSUs to each named executive officer; a 2015 LTIP grant and a special, one-time equity grant. The special equity grant was a one-time, front-loaded grant designed to support the new strategic plan and included rigorous performance metrics connected to achieving strategic plan financial objectives. The effect is that compensation appears inflated due to the performance contingent long-term equity grants, but future years will be lower and the performance shares will be forfeited if the performance metrics are not achieved.

In addition, Mr. Probert was granted a belated new hire grant upon signing his amended and restated employment agreement on February 11, 2015, which secured his service long-term. The amended and restated employment agreement provided for the grant of a stock option to purchase 185,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the grant date. This one time grant was made in recognition that he did not receive a “sign-on” grant when he assumed the role as Chairman and interim CEO. The number of restricted stock units and options granted to the named executive officers in 2015, are as follows:

	Restricted Stock Units
	2015 LTIP Grant		Special Equity Grant		Stock Options
Name	Time Based Vesting Conditions	Vest Subject to Revenue Targets	Time Based Vesting Conditions	Vest Subject to EPS Targets
	(1)	(2)	(1)	(3)	(4)
Gregory L. Probert	30,000	30,000	50,000	50,000	185,000
Stephen M. Bunker	3,334	3,334	12,500	12,500	-
Adriana Mendizabal	3,000	3,000	12,500	12,500	-
Paul E. Noack	7,000	7,000	37,500	37,500	-
Richard D. Strulson	3,334	3,334	12,500	12,500	-
D. Wynne Roberts	5,000	5,000	15,000	15,000	-

(1)
The RSUs set forth in the table above under the columns entitled "Time Based Vesting Conditions" vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2)
The RSUs set forth in the column entitled "Vest Subject to Revenue Targets" vest upon achievement of pre-determined revenue targets starting at $400 million over a rolling one-year period commencing April 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue target must be achieved on or before September 1, 2018.

(3)
The RSUs set forth in the column entitled "Vest Subject to EPS Targets," vest upon achievement of pre-determined EPS targets, with 90% vesting at EPS targets greater than $2.00 per share over a rolling one-year period commencing January 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The EPS targets must by achieved on or before March 15, 2021.

(4)
Pursuant to his amended and restated employment agreement dated February 11, 2015, Mr. Probert was granted a stock option to purchase 185,000 shares of the Company's common stock at an exercise price of $14.22 per share, which was the closing price of the Company's common stock on the grant date.

Vesting accelerates in full upon termination of employment by reason of death or disability and certain terminations of employment following a change in control. The awards are designed to act as retention tools and to continue to incentivize the officers and align their interests with those of the shareholders. The Company believes the vesting acceleration of equity awards upon a change in control is appropriate as those awards are designed to serve as the primary vehicle for wealth creation and the accumulation of financial resources for their retirement years, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for wealth accumulation and retirement funds are through the limited deferral opportunities provided under the Company's 401(k) savings plan and the non-qualified deferred compensation plan.

2016 Grants. In November 2015, the Compensation Committee approved a grant of restricted stock units to each of the named executive officers. The grants were made effective on January 1, 2016 in the following amounts:

	Restricted Stock Units
	Subject to Time Based Vesting Conditions	Subject to Revenue Based Vesting Conditions
Name	(1)	(2)
Gregory L. Probert	30,000	30,000
Stephen M. Bunker	-	-
Adriana Mendizabal	3,500	3,500
Paul E. Noack	10,000	10,000
Richard D. Strulson	4,000	4,000

(1)
The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2)
The RSUs set forth in the column entitled "Subject to Revenue Based Vesting Conditions," vest upon achievement of pre-determined revenue targets starting at $450 over a rolling one-year period commencing after April 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before September 1, 2019.

CEO Compensation Excluding One-Time Items. Significant elements of the CEO's compensation in 2015 were one-time compensation items that make it difficult to compare the CEO's compensation in 2015, against previous years and makes it a poor indicator of the CEO's compensation in future years. These one-time items resulted primarily from the CEO's amended and restated employment agreement, entered into in February 2015, and the Company's five-year strategic plan implemented in August 2014. For example, the following items are one-time compensation items that the Compensation Committee believes are worth noting:

•
The special equity grant awarded to the CEO in 2015, is designed to award the CEO if the Company achieves EPS goals set out in the five-year strategic plan. The grant date value of the special equity award, as shown in the Summary Compensation Table, is approximately $1.2 million;

•
As part of the CEO's amended and restated employment agreement, entered into in February 2015, the CEO was granted a stock option to purchase 185,000 shares of the Company's common stock at a price of $14.22 per share. This option was granted to the CEO to recognize that he was not provided a new hire grant when he assumed his Chairman and CEO role. The grant date value of this stock option granted to the CEO in 2015, as shown in the Summary Compensation Table, is approximately $0.8 million; and

•
The CEO's employment agreement required him to relocate to Utah and provided that the Company would reimburse him for certain relocation expenses. The CEO completed his relocation to Utah, and the Company paid his relocation expenses in 2015. Prior to his relocation to Utah, the Company reimbursed the CEO for reasonable commuting, temporary housing, automobile and other miscellaneous expenses associated with his travel between Los Angeles, California and Lehi, Utah in 2015. These reimbursements, together with the payment of the CEO's resulting personal tax liability, totaled approximately $0.4 million and are included in the Summary Compensation Table in the column entitled "All Other Compensation."

The one-time nature of these elements of the CEO's compensation in 2015, cause the CEO's compensation to be substantially greater than it has been in previous years and for the CEO's compensation in 2015 to not be indicative of CEO compensation in future years. The following table, which should be read together with the Summary Compensation Table, illustrates the CEO's 2015 compensation after adjusting for the above mentioned one-time items and, for purposes of comparison only, includes anticipated figures for the CEO's 2016 compensation:

Name	Year	Salary ($)	Non-Equity Incentive Plan ($)	Stock Option Awards ($)	Restricted Stock Unit Awards ($)	All Other Compensation ($)	Total ($)
Gregory L. Probert	2015	600,000	429,750	-	762,000(1)	71,706(2)	1,863,456
	2016	618,000	618,000(3)	-	499,800(4)	-	1,735,800

(1)	Includes the RSU award described above as 2015 LTIP Grant, but excludes the RSU award described above as the Special Equity Grant.

(2)	Excludes the relocation and commuting costs reimbursed by the Company in 2015, and the resulting tax liability for which the Company also reimbursed Mr. Probert in 2015.

(3)	This amount is an estimate of the annual cash incentive award for 2016, and assumes the cash incentive award is paid at the target amount.

(4)	Reflects the aggregate grant date fair value of the RSUs granted to Mr. Probert on January 1, 2016.

Executive Officer Perquisites. In 2015, we provided each of our named executive officers the opportunity to receive up to $3,000 for tuition assistance; however, none of our executive officers elected to receive tuition assistance. These perquisites are not a significant component of our executive compensation program. In addition, Mr. Probert who was hired as full-time Chief Executive Officer in 2013, and had not yet moved to Utah from his California residence was reimbursed for commuting expenses, temporary living accommodations and the associated personal tax liability. However, in connection with an amendment and restatement to Mr. Probert’s employment agreement more fully described below, Mr. Probert was required to relocate to Utah from California in 2015. He completed his relocation in 2015, and the Company reimbursed certain expenses related thereto, which ended the need to reimburse Mr. Probert for temporary housing and travel.

Other Programs. Our executive officers, including our named executive officers, are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

Deferred Compensation Programs. The Company has adopted a deferred compensation plan, the “SEDP,” for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the SEDP, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the SEDP is comparable to similar plans offered by its competitors. The amounts deferred under the SEDP for the named executive officers are reported below in the Summary Compensation Table.

Stock Ownership Guideline. Our Chief Executive Officer’s employment agreement contains a stock ownership guideline whereby Mr. Probert agrees to maintain ownership of capital stock or an equity position in the Company having an aggregate value in the amount of $1 million. The agreement provides that such equity position may be maintained by accumulating such equity through the vesting of future grants of stock options and RSUs, in addition to shares of the Company’s capital stock Mr. Probert currently owns, and the vesting of his existing grants of stock options and RSUs. Mr. Probert currently meets this requirement. The Compensation Committee also initiated a stock ownership requirement for all executive officers equal to one year base salary, subject to the same conditions as Mr. Probert.

Clawback Policy. The employment agreement with Mr. Probert, our Chief Executive Officer, includes a global incentive “clawback” provision pursuant to which, in the event that during the term of the employment agreement, and for a period of 2 years after the termination of the employment agreement, the Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, "Compensation"), during the period of time encompassed by the restatement and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two (2) years. If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between Company and Mr. Probert.

Hedging. Company policy prohibits executives from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company's stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Employment Agreements. We have entered into employment agreements with each of our named executive officers. We believe the employment agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Each employment agreement entitles the named executive officer to specific termination benefits if his or her employment is terminated under certain circumstances, see the section entitled “Potential Payments Upon Termination or Change in Control” below for additional information.

In 2015, we entered into an amended and restated employment agreement with Gregory L. Probert. A summary of the material terms of Mr. Probert’s amended and restated employment agreement are described more fully below in the section entitled "Employment Agreements."

A summary of the material terms of the employment agreements with each named executive officer, together with a quantification of the severance benefits payable under those agreements to each of the executive officers named in the Summary Compensation Table may be found in the sections below entitled "Employment Agreements” and “Potential Payments upon Termination or Change in Control."

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to non-performance-based compensation under the terms of Section 162(m). We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation paid to our named executive officers for 2015, did not exceed the $1.0 million threshold per officer, except for Mr. Probert. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that if salaries and bonuses for our named executive officers, together with the amounts recognized from equity awards, it is possible that the non-performance-based compensation payable to our named executive officers will exceed the $1.0 million limit under Section 162(m) in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:

Albert R. Dowden
Mary Beth Springer, Committee Chair
Jeffrey D. Watkins

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee, at any time during 2015, was an officer or employee of the Company. None of our named executive officers, with the exception of Mr. Probert, at any time during 2015 served on our Board of Directors or Compensation Committee of any entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Risk Assessment

The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

In addition, the Company believes the stock ownership guidelines in Mr. Probert’s amended and restated employment agreement moderates the incentive to take excessive risk.

Summary Compensation Table

The following summary compensation table provides compensation information of our named executive officers for the years ended December 31, 2015, 2014 and 2013.

Name & Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan ($)(2)	Stock Option Awards ($)(3)	Restricted Stock Unit Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory L. Probert,	2015	600,000	429,750	899,100	2,032,000	507,167	4,468,017
Chief Executive Officer	2014	525,000	358,063	775,250	-	146,545	1,736,723
	2013	456,865	108,000	361,000	-	81,311	790,311
Stephen M. Bunker,	2015	320,000	82,060	-	402,184	86,180	890,424
EVP, CFO & Treasurer	2014	305,000	126,232	114,275	-	11,001	623,566
	2013	300,173	96,792	215,600	-	7,951	611,808
Adriana Mendizabal,	2015	272,950	131,664	-	393,700	54,398	852,712
President NSP Americas	2014	265,000	65,190	97,950	71,900	10,278	510,318
	2013	262,269	123,490	184,800	-	10,102	580,661
Paul E. Noack,	2015	350,000	230,934	-	1,130,300	66,025	1,777,259
President of China & New Markets	2014	78,077	-	541,000	-	52,467	671,544
	2013	-	-	-	-	-	-
D. Wynne Roberts,	2015	415,540	-	-	514,001	65,737	995,278
Former CEO of Synergy Worldwide (A)	2014	415,000	214,763	228,550	167,772	8,208	1,034,293
	2013	384,635	210,716	821,700	-	20,430	1,437481
Richard D. Strulson,	2015	320,000	126,060	-	402,184	26,624	874,868
EVP, GC, CCO & Secretary	2014	305,000	140,910	114,275	83,894	59,867	703,946
	2013	49,269	50,000	507,000	-	78,184	684,453

(A)    Mr. Roberts' employment with the Company was terminated effective April 15, 2015.

(1)
Amounts for 2015, include amounts that were deferred from the executive salaries into the 401(k) plan for 2015, as follows: Mr. Probert-$24,000; Mr. Bunker-$24,000; Ms. Mendizabal-$18,000; Mr. Noack-$24,000; Mr. Roberts-$0; and Mr. Strulson-$24,000.

(2)	For a detailed discussion of bonus payments made in 2015, under the Company’s annual cash incentive program, see the section above entitled “Compensation Discussion and Analysis-Cash bonus.”

(3)
Amounts reflect the aggregate grant date fair value of the stock option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements set forth in the 2015 Annual Report on Form 10-K filed with the SEC on March 14, 2016, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The equity awards are time-based stock options.

(4)
Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements set forth in the 2015 Annual Report on Form 10-K filed with the SEC on March 14, 2015, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The equity awards are time-based RSUs.

(5)
“All Other Compensation” includes the following amounts paid by the Company for the fiscal year ended December 31, 2015. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Miscellaneous Other ($)	Total ($)
Gregory L. Probert	3,667	6,133	497,367 (A)	507,167
Stephen M. Bunker	5,673	3,156	77,351(B)	86,180
Adrianna Mendizabal	6,263	1,420	46,715 (C)	54,398
Paul E. Noack	6,235	1,863	57,927 (D)	66,025
D. Wynne Roberts	-	1,904	63,833 (E)	65,737
Richard D. Strulson	7,444	1,101	18,079 (F)	26,624

(A)
Includes $289,828 of expenses in connection with Mr. Probert’s relocation of residence from California to Utah and the personal tax benefit associated with this benefit of $65,940, the reimbursement of reasonable commuting, temporary housing, automobile and other miscellaneous expenses associated with his travel between Los Angeles, California, and Lehi, Utah of $42,277 and the personal tax liability associated with these benefits $37,416 prior to his relocation to Utah from California. In addition, this amount includes $61,156 one-time payout of PTO and $705 product credit. The one-time payout of PTO resulted from the Compensation Committee’s elimination of paid vacation for members of the Company’s senior management team and represents the PTO balance as of December 31, 2014.

(B)	Includes $75,901 one-time PTO payout and $1,350 of product credit.

(C)	Includes $45,965 one-time PTO payout and $750 of product credit.

(D)	Includes $50,000 signing bonus, $7,177 one-time PTO payout and $750 of product credit.

(E)
Includes $42,275 one-time PTO payout, $11,310 of relocation costs related to closing on residence in Utah and the related tax benefit, $9,498 for the cost of Cobra paid out following the termination of Mr. Robert’s employment, and $750 of product credit.

(F)	Includes $16,879 one-time PTO payout and $1,101 of product credit.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table provides certain summary information concerning each grant of an award made to the named executive officers in 2015, under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Stock Awards ($/Sh)	Aggregate Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory L. Probert	—	300,000	600,000	960,000	-	-	-	-	-
Gregory L. Probert	2/15/2015(1)	-	-	-	61,666	185,000	-	14.22	899,100
Gregory L. Probert	1/15/2015(2)	-	-	-	26,667	80,000	-	13.50	1,080,000
Gregory L. Probert	1/15/2015(3)	-	-	-	5,000	50,000	-	11.90	595,000
Gregory L. Probert	1/15/2015(4)	-	-	-	15,000	30,000	-	11.90	357,000
Stephen M. Bunker	-	88,000	176,000	281,600	-	-	-	-	-
Stephen M. Bunker	1/15/2015(2)	-	-	-	5,278	15,834	-	13.50	213,759
Stephen M. Bunker	1/15/2015(3)	-	-	-	1,250	12,500	-	11.90	148,750
Stephen M. Bunker	1/15/2015(4)	-	-	-	1,667	3,334	-	11.90	39,675
Adrianna Mendizabal	-	68,238	136,475	218,360	-	-	-	-	-
Adrianna Mendizabal	1/15/2015(2)	-	-	-	4,000	12,000	-	13.50	162,000
Adrianna Mendizabal	1/15/2015(3)	-	-	-	1,250	12,500	-	11.90	148,750
Adrianna Mendizabal	1/15/2015(4)	-	-	-	1,500	3,000	-	11.90	35,700
Paul E. Noack	-	131,250	262,500	420,000	-	-	-	-	-
Paul E. Noack	1/15/2015(2)	-	-	-	14,833	44,500	-	13.50	600,750
Paul E. Noack	1/15/2015(3)	-	-	-	3,750	37,500	-	11.90	446,250
Paul E. Noack	1/15/2015(4)	-	-	-	3,500	7,000	-	11.90	83,300
D. Wynne Roberts	-	155,625	311,250	498,000	-	-	-	-
D. Wynne Roberts	1/15/2015(2)	-	-	-	6,666	20,000	-	13.50	270,001
D. Wynne Roberts	1/15/2015(3)	-	-	-	1,500	15,000	-	11.90	178,500
D. Wynne Roberts	1/15/2015(4)	-	-	-	2,500	5,000	-	11.90	65,500
Richard D. Strulson	-	88,000	176,000	281,600	-	-	-	-	-
Richard D. Strulson	1/15/2015(2)	-	-	-	5,278	15,834	-	13.50	213,759
Richard D. Strulson	1/15/2015(3)	-	-	-	1,250	12,500	-	11.90	148,750
Richard D. Strulson	1/15/2015(4)	-	-	-	1,667	3,334	-	11.90	39,675

(1)
Option grant vests in three equal annual installments over each year of service measured from February 15, 2014, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB

ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company. See section below entitled "Potential Payments upon Termination or Change in Control."

(2)
RSU grant vests in three equal annual installments over each year of service measured from February 11, 2014, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company. See section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

(3)
RSU grant vests upon achievement of pre-determined EPS targets, with 90% vesting at EPS targets greater than $2.00 per share over a rolling one-year period commencing January 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The EPS target must by achieved on or before March 15, 2021.

Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company. See section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

(4)
RSU grant vests upon achievement of pre-determined revenue targets starting at $400 million over a rolling one-year period commencing April 1, 2015, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue target must by achieved on or before September 1, 2018.

Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company. See section below entitled "Potential Payments upon Termination or Change in Control."

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2015.

	Stock Awards	Options Awards
Name	Number of Securities Underlying Unearned RSUs (#)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gregory L. Probert	-	100,000	-	-	12.05	6/16/2021 (1)
	-	100,000	-	-	12.05	6/16/2021 (2)
	-	28,125	9,375	-	11.52	3/1/2022 (3)
	-	-	-	12,500	11.52	3/1/2022 (4)
	-	37,500	37,500	-	11.98	3/5/2023 (5)
	-	-	-	25,000	11.98	3/5/2023 (6)
	-	25,000	-	-	12.72	4/1/2023 (7)
	-	12,500	37,500	-	13.88	2/11/2024 (8)
	-	-	185,500	-	14.22	2/12/2025 (9)
	13,739	-	-	-	-	- (10)
	80,000	-	-	-	-	- (11)
	50,000	-	-	-	-	- (12)
	30,000	-	-	-	-	- (13)
TOTAL	173,739	303,125	269,875	37,500
Stephen M. Bunker	-	44,000	-	-	8.37	5/10/2020 (14)
	-	30,000	-	-	5.88	1/3/2021 (14)
	-	19,688	6,562	-	11.52	3/1/2022 (3)
	-	-	-	8,750	11.52	3/1/2022 (4)
	-	13,125	13,125	-	11.98	3/5/2023 (5)
	-	-	-	8,750	11.98	3/5/2023 (6)
	-	4,375	13,125	-	13.88	2/11/2024 (8)
	4,808	-	-	-	-	- (10)
	15,834	-	-	-	-	- (11)
	12,500	-	-	-	-	- (12)
	3,334	-	-	-	-	- (13)
TOTAL	36,476	93,688	50,312	17,500
Adrianna Mendizabal	-	50,000	-	-	13.12	4/2/2022 (15)
	-	11,250	11,250	-	11.98	3/5/2023 (5)
	-	-	-	7,500	11.98	3/5/2023 (6)
	-	3,750	11,250	-	13.88	2/11/2024 (8)
	4,122	-	-	-	-	- (10)
	15,500	-	-	-	-	- (11)
	12,500	-	-	-	-	- (12)
	3,000	-	-	-	-	- (13)
TOTAL	35,122	65,000	22,500	7,500
Paul E. Noack	-	25,000	75,000	-	14.30	10/13/2024 (16)
	44,500	-	-	-	-	- (11)
	37,500	-	-	-	-	- (12)
	7,000	-	-	-	-	- (13)
TOTAL	89,000	25,000	75,000	-
Richard D. Strulson	-	43,334	43,333	-	16.80	11/4/2023 (17)
	-	4,375	13,125	-	13.88	2/11/2024 (8)
	4,808	-	-	-	-	- (10)
	15,834	-	-	-	-	- (11)
	12,500	-	-	-	-	- (12)
	3,334	-	-	-	-	- (13)
TOTAL	36,476	47,709	56,458	-

(1)
Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(2)
Option vests in three equal annual installments over each year of service, measured from June 16, 2011, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(3)
Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company. The option will vest with respect to the additional shares in which the executive would have vested had the executive remained employed for an additional period of 12 months.

(4)
Option grant vests based upon the achievement of between 5.0% and 10.0% cumulative annual net sales revenue growth over a rolling two year period commencing January 1, 2014, subject to the Company maintaining at least an 8.0% operating income margin during the applicable period. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive’s employment by reason of death or disability.

(5)
Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(6)
Option grant vests based upon the achievement of between $390.6 million and $469.9 million in rolling annual net sales revenue over a one-year period commencing April 1, 2013. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive’s employment by reason of death or disability.

(7)
Options vested on April 1, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(8)
Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(9)
Option vests in three equal annual installments over each year of service measured from February 12, 2015, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(10)
RSU vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(11)
RSU vests in three equal annual installments over each year of service measured from January 15, 2015, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(12)
RSU vests based upon the achievement of between $1.50, $2.50 and $3.50 earnings per shares over a rolling 4 quarter period and must be achieved on or before March 15, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(13)
RSU vests based upon the achievement of between $400.0 million and $450.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2018. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(14)
Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(15)
Option vests in three equal annual installments over each year of service measured from April 4, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(16)
Option vests in four equal annual installments over each year of service measured from October 13, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(17)
Option vests in three equal annual installments over each year of service measured from November 4, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

Option Exercises and Stock Vested for 2015

The following table sets forth information with respect to shares of the Company's common stock acquired upon exercise of stock options by named executive officers during the year ended December 31, 2015:

Name	Number of Shares Acquired upon Exercise	Value Realized upon Exercise ($)
D. Wynne Roberts	169,975	111,132

Employment Agreements

The Company has employment agreements in place with each of its named executive officers except Mr. Roberts, whose employment terminated on April 15, 2015. Among other things, these employment agreements set the initial annual base salaries for each named executive officer, establish that each named executive officer is eligible to participate in the Company's executive bonus program and set forth certain termination benefits in the event his or her employment with the Company is terminated. The termination benefits to which our named executive officers would be entitled in the event of termination are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements with our named executive officers, except for the employment agreement with Mr. Probert, provide for a period of one year after the cessation of his employment during which he or she is subject to certain non-compete and non-solicitation covenants. In the case of Mr. Probert, his employment agreement provides for a period of 18-months after the cessation of his employment during which he is subject to certain non-compete and non-solicitation covenants.

Mr. Probert’s Amended and Restated Employment Agreement

On February 11, 2015, the Company entered into an amended and restated employment agreement with Gregory L. Probert, who serves as the Company’s Chairman and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Probert is entitled to certain compensation and benefits, including an annual base salary of $600,000, and an option to purchase 185,000 shares of Common Stock of the Company.  The agreement required Mr. Probert to relocate to Utah and provided that the Company would reimburse him for up to up to $300,000 of certain relocation expenses. Mr. Probert completed his relocation to Utah in 2015 and the Company paid $289,828 in relocation benefits to him in 2015.

Mr. Probert’s employment agreement sets for certain benefits Mr. Probert would receive in the event his employment is terminated. Such termination benefits are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Mr. Probert’s employment agreement provides for a period of 18-months after the cessation of his employment during which he is subject to certain non-compete and non-solicitation covenants.

Under the agreement, Mr. Probert is required to maintain ownership of capital stock or an equity position (“Equity”) in the Company having an aggregate value of $1 million. The agreement provides that such Equity position may be maintained by accumulating such Equity through the vesting of future grants of stock options and restricted stock units, in addition to shares of the Company’s capital stock Mr. Probert currently owns, and the vesting of his existing grants of stock options and restricted stock units.

The employment agreement with Mr. Probert, our Chief Executive Officer, includes a global incentive “clawback” provision pursuant to which, in the event that during the term of the employment agreement, and for a period of 2 years after the termination of the employment agreement, the Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, "Compensation") during the period of time encompassed by the restatement and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two (2) years. If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between Company and Mr. Probert.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The benefits and payments that the Company’s named executive officers could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows. Mr. Roberts' employment terminated without cause effective April 15, 2015. As a result of the termination of his employment, Mr. Roberts received the benefits and payments set forth below under “Termination Without Cause.”

Potential Payments upon Certain Termination Scenarios

Voluntary Termination and Termination for Cause

If the employment of any of the Company’s named executive officers is voluntarily terminated or terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the named executive officer under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

Termination Without Cause

Under our employment agreements with our named executive officers, in the event that his or her employment is terminated by the Company without “cause” or by the named executive officer for “good reason,” as those terms are defined in the employment agreements, the named executive officer would be entitled to the following benefits and payments:

•	Payment of all accrued and unpaid base salary through the date of such termination;

•
Monthly severance payments equal to one-twelfth of the named executive officer’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months; and

•
Reimbursement for the cost the named executive officer incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would such reimbursement for a period of 18 months.

Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the Company’s fiscal year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such fiscal year.

A termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.

Termination Due to Death or Incapacity

If a named executive officer’s employment terminates due to death or incapacity, the employment agreements provide that such named executive officer would receive the same benefits and payments as if the employment had terminated without cause. Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the Company’s fiscal year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such fiscal year.

A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.

Potential Payments upon Termination Following a Change in Control

Except in the case of the Chief Executive Officer, the Company’s employment agreements with the named executive officers do not provide for additional payments or benefits if a named executive officer is terminated in connection with, or following, a change in control event. The Company’s employment agreement with its Chief Executive Officer provides that if his employment is terminated in connection with a change in control event the Company will pay him both (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the Company’s fiscal year in which such termination occurs.

The equity awards held by the named executive officers at the time of the a change in control event will vest in full if (i) such equity awards are not replaced with similar equity securities of the surviving entity, or (ii) such equity awards are replaced with similar equity securities of the surviving entity and the employment of the named executive officer is terminated without cause, or terminated by the named executive officer for good reason, within 24 months after the date of the change in control event.
Potential Payments Upon Termination

The following table shows potential payments to the named executive officers upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2015, the last day of the most recently completed fiscal year, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment

.

	Termination upon death or incapacity ($)	Termination without Cause ($)	Termination Following Change in Control
Gregory L. Probert
Base Salary Continuation	900,000	900,000	-
Continuation of Medical Insurance	16,300	16,300	-
Value of Accelerated Vesting(1)	1,758,239	-	1,758,239
Other Benefits	600,000(2)	600,000(2)	600,000(2)
Total	3,274,539	1,516,300	4,158,239
Stephen M. Bunker
Base Salary Continuation	320,000	320,000	-
Continuation of Medical Insurance	16,300	16,300	-
Value of Accelerated Vesting(1)	501,962	-	501,962
Other Benefits(2)	6,000	6,000	-
Total	844,262	342,300	501,962
Adriana Mendizabal
Base Salary Continuation	272,950	272,950	-
Continuation of Medical Insurance	16,300	16,300	-
Value of Accelerated Vesting(1)	355,435	-	355,435
Other Benefits	-	-	-
Total	644,685	289,250	355,435
Paul E. Noack
Base Salary Continuation	350,000	350,000	-
Continuation of Medical Insurance	16,300	16,300	-
Value of Accelerated Vesting(1)	900,680	-	900,680
Other Benefits	-	-	-
Total	1,266,980	366,300	900,680
Richard S. Strulson
Base Salary Continuation	320,000	320,000	-
Continuation of Medical Insurance	16,300	16,300	-
Value of Accelerated Vesting(1)	369,137	-	360,137
Other Benefits	-	-	-
Total	705,437	336,300	360,137

(1)	Represents the intrinsic value of accelerated vesting of all outstanding awards based on $10.12 closing price per share of Common Stock on December 31, 2015.

(2)
Mr. Probert would be entitled to a pro-rata bonus based on the number of full or partial calendar months he remained employed during the Company’s fiscal year in which such termination occurs. Assuming the termination of his employment was effective on December 31, 2015, Mr. Probert would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target, or 100% of Mr. Probert’s base salary.

(3)
If Mr. Probert is terminated without cause within twenty-four months of a change in control of the Company, his employment agreement entitles him to receive (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary of $600,000 plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the Company’s fiscal year in which such termination occurs. The amounts set forth above assumes a bonus for a full year paid at the target percentage.

(4)
Represents reimbursement of up to $6,000 of any tax liability incurred by Mr. Bunker in the event benefits received pursuant to continued medical insurance coverage result in taxable income to Mr. Bunker.

Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted‑average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,683,193	12.21	885,850

(1)
Consists of two plans: the 2012 Incentive Plan and the 2009 Incentive Plan. The 2012 Incentive Plan was approved by shareholders on August 1, 2012, and an amendment was approved by the Company’s shareholders on January 14, 2015 to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. The 2009 Incentive Plan was approved by shareholders on November 6, 2009. The terms of these plans are summarized in Note 11 of the Notes to Consolidated Financial Statements set forth in the 2015 Annual Report on Form 10-K filed with the SEC on March 14, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Eugene L. Hughes, a former member of our Board of Directors, and the spouse of Kristine F. Hughes, Vice Chair of our Board of Directors, retired as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provides consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes received an annual compensation of $215,000 for the first two years of service, and an annual compensation of $100,000 for the remainder of the initial term.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ RICHARD D. STRULSON
Richard D. Strulson
Lehi, Utah	Executive Vice President, General Counsel,
April 14, 2016	Chief Compliance Officer and Secretary

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 31, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the notice of Annual Meeting of Shareholders and Proxy Statement, hereby revokes all previous proxies and appoints Gregory L. Probert and Stephen M. Bunker, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Nature’s Sunshine Products, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders to be held on May 31, 2016, at 10:00 a.m. Mountain Daylight Time, at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS TWO, THREE AND FOUR.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you FOR the following:	☐	☐	☐

01 Li Dongjiu	02 Albert R. Dowden	03 Kristine F. Hughes	04 Robert B. Mercer	05 Gregory L. Probert
06 Mary Beth Springer	07 Rebecca L. Steinfort	08 J. Christopher Teets	09 Jeffry D. Watkins

The Board of Directors recommends you vote For Proposals 2, 3 and 4.
		For	Against	Abstain
2	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

3	Ratification of the Company's Third Amended and Restated Bylaws.	☐	☐	☐

4	An advisory resolution to approve the compensation of the named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Owners each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date